Exhibit 99.1

GRANT PARK WEEKLY PERFORMANCE STATISTICS * 12/16/05
	Weekly ROR	MTD ROR	YTD ROR
Class A Units	-4.72%	-1.85%	-3.91%
Class B Units	-4.73%	-1.88%	-4.76%
* Subject to independent verification

WEEKLY COMMENTARY FOR THE WEEK ENDED DECEMBER 16, 2005

The Grant Park Futures Fund experienced a difficult trading session during the previous week. Positions in the currency and metals sectors were particularly hard hit, accounting for the majority of losses sustained by the Fund. Setbacks were also the result of short positions in the interest rate sector. Gains came from positions in the stock index sector.

The Fund sustained substantial setbacks from positions in the currency sector. Short positions in the Japanese yen sustained the largest losses as that currency appreciated against virtually every one of its major trading partners. The yen rallied against the U.S. dollar as the greenback weakened after the Federal Reserve’s Open Market Committee indicated that it could be near the end of its 18-month credit tightening cycle. After raising short-term rates by an additional 25 basis points to 4.25% on Tuesday, the central bank released a statement but omitted an oft-repeated description of its monetary policy as accommodative, thus giving investors concern that the tightening cycle could be near its end. News that the U.S. trade deficit was $68.9 billion (versus economists’ expectations of $63 billion) for the month of October sent the dollar still lower against the yen, which posted its largest single-day rally against the dollar since March 2002. Short positions in the yen versus the Australian dollar, British pound, euro and Swiss franc also incurred setbacks as those currencies lost ground to the Asian currency. Analysts suggested that the yen also garnered some of its strength from speculation that the Bank of Japan could be in a position to raise short-term interest rates during the coming year. Additionally, analysts suggested that profit taking on behalf of investors holding short positions in the yen contributed to the strength of the currency.

Long positions in the metals sector incurred setbacks as prices for precious metals ended the week in lower territory. February gold on the COMEX fell $24.30 or 4.5% to settle at $505.90 per ounce. March silver was 49.5 cents (5.4%) lower, closing the weekly session at $8.60 per ounce. Commentators suggested that much of the sell-off in both precious metals markets was the result of year-end profit-taking on behalf of investors holding long positions that were initiated in response to concerns over terrorism, higher energy costs and the direction of the U.S. dollar. Prices also fell for base metals, resulting in losses from long positions in aluminum, platinum, zinc and lead.

Positions in the interest rate sector resulted in losses for the Fund. Short positions in the domestic markets incurred setbacks as fixed income prices rallied in response to the language in the Federal Reserve’s statement regarding monetary policy. That the Fed had removed the term “accommodating” when describing policy

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com

going forward gave investors reason to believe that the central bank might be near the end of its tightening cycle which was bullish news for fixed income prices as they move inversely to interest rates. Prices were also higher on the news that U.S. consumer prices fell 0.6% during November. This drop in price was the largest decline in 56 years and was mostly due to a fall in energy prices. Economists had anticipated prices to decline by 0.4%. Losses came from short positions in the Eurodollar, Ten-year notes, Thirty-year bonds and Five-year notes. Short positions in the foreign markets also lost ground as prices for Australian bank bills, British short-sterling, Japanese Government bonds and Canadian bank bills were higher for the week.

Lastly, long positions in the stock indices were profitable for the week. Analysts suggested that investors were encouraged by the change of language in the statement from the Federal Reserve. The drop in consumer prices also helped to send prices higher as commentators said investors were confident that inflationary pressures, at this time, appeared to be successfully contained by the central bank. The March S&P Composite Index settled 6.80 points higher for the week, benefiting long positions. Gains also came from long positions in the foreign markets as the German DAX, EURO STOXX 50, Australian SPI and Hong Kong Hang Seng closed higher for the week.

ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND IS NOT SUITABLE FOR ALL INVESTORS
THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE, OFFERING BY PROSPECTUS ONLY

555 West Jackson Blvd, Suite 600
Chicago, IL 60661
(312) 756-4450 • (800) 217-7955 • FAX (312) 756-4452
Performance Hotline: (866) 516-1574
 website: www.dearborncapital.com
e-mail: funds@dearborncapital.com